Exhibit 99.1

Clipper Realty Inc. Announces Fourth Quarter and Full-Year 2018 Results

Reports Record Annual Revenues, Record Annual Income from Operations and Record Quarterly and Annual Adjusted Funds from Operations

NEW YORK, March 7, 2019 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months and year ended December 31, 2018.

Highlights for the Three Months and Year Ended December 31, 2018

●	Achieved record annual revenues of $110.0 million for 2018, representing an increase of 5.8% compared to 2017
●	Achieved record annual income from operations of $32.5 million for 2018, representing an increase of 10.0% compared to 2017
●

Achieved record quarterly and annual net operating income (“NOI”)[1] of $15.4 million and $60.0 million for the fourth quarter and full-year 2018, respectively, representing increases of 3.8% and 6.4%, respectively, compared to the same periods in 2017

●

Recorded annual net loss of $9.0 million for 2018, or $0.3 million excluding non-recurring loss on extinguishment of debt and gain on involuntary conversion, representing a loss reduction of 94.6% compared to 2017

●	Achieved record annual adjusted funds from operations (“AFFO”)[1] of $19.8 million for 2018, representing an increase of 18.8% compared to 2017
●	Achieved record annual cash flow from operations of $27.3 million for 2018, compared to $10.4 million for 2017
●	Strengthened the balance sheet with a $75.0 million non-recourse refinancing of the 250 Livingston Street property in December
●	Declared a dividend of $0.095 per share for the fourth quarter 2018

David Bistricer, Co-Chairman and Chief Executive Officer, commented,

“We are extremely pleased with our 2018 results, with solid revenue growth reflecting the quality of our property portfolio and the operational excellence of our team. With strong management and prudent capital improvements, we believe our properties will contribute meaningfully to our cash flow growth over time. As we progress through 2019 and beyond, we remain focused on executing our strategic initiatives, which include driving cash flow, increasing scale, enhancing efficiencies through asset repositioning and expertly operating our high-quality portfolio, to create long-term value for our shareholders. We are excited to continue to grow our portfolio this year by bringing on-line the 107 Columbia Heights property and repositioning and leasing, at market rates, the space at the 10 West 65th Street property that was previously occupied by Touro College. In addition, we are making good progress in ongoing negotiations with the City of New York regarding renewal of its commercial leases at the 250 Livingston Street property, which terminate in August 2020.”

Financial Results

For full-year 2018, revenues grew by $6.0 million, or 5.8%, to $110.0 million, compared to $104.0 million for full-year 2017. For the fourth quarter of 2018, revenues grew by $0.6 million, or 2.0%, to $27.9 million, compared to $27.3 million for the fourth quarter of 2017. The growth in the full-year and fourth quarter 2018 periods was primarily attributable to improvements in occupancy and rental rates at the Flatbush Gardens and Tribeca House properties and the acquisition of the 10 West 65th Street property in October 2017, partially offset by a non-recurring tenant recovery of $0.6 million in the fourth quarter of 2017. Excluding this non-recurring item, revenues for full-year 2018 and the fourth quarter of 2018 would have increased 6.4% and 4.3%, respectively, compared to the same periods in 2017.

1 NOI and AFFO are non-GAAP financial measures. For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release

For full-year 2018, net loss was $9.0 million, or $0.22 per share; excluding non-recurring loss on extinguishment of debt and gain on involuntary conversion, net loss was $0.3 million, or $0.02 per share. Excluding these non-recurring items, net loss was $5.7 million lower for full-year 2018 compared to full-year 2017, or $0.13 per share. For the fourth quarter of 2018, net loss was $1.6 million, or $0.04 per share; excluding these non-recurring items, net income was $0.3 million, or $0.00 per share. Excluding these non-recurring items, net income was $1.8 million higher for the fourth quarter of 2018 compared to the fourth quarter of 2017, or $0.04 per share. The respective improvements in the full-year and fourth quarter 2018 periods were primarily attributable to revenue increases at the Flatbush Gardens and Tribeca House properties, lower interest expense from the refinancings discussed below and the acquisition of the 10 West 65th Street property, partially offset by higher property taxes and depreciation and amortization, and the non-recurring tenant recovery in 2017.

For full-year 2018, AFFO was $19.8 million, or $0.45 per share, compared to $16.7 million, or $0.38 per share, for full-year 2017. For the fourth quarter of 2018, AFFO was $5.4 million, or $0.12 per share, compared to $4.5 million, or $0.10 per share, for the fourth quarter of 2017. The respective increases in AFFO were primarily attributable to revenue increases at the Flatbush Gardens and Tribeca House properties, lower interest expense from the refinancings discussed below and the acquisition of the 10 West 65th Street property, partially offset by higher property taxes and the non-recurring tenant recovery in 2017.

For full-year 2018, net cash provided by operating activities was $27.3 million, compared to $10.4 million for full-year 2017. The increase was primarily due to improved operating results, collection of receivables and the release of escrow reserves in connection with the February 2018 refinancings discussed below.

Balance Sheet

At December 31, 2018, notes payable (excluding unamortized loan costs) was $925.6 million, compared to $855.1 million at December 31, 2017. The balance increased primarily as a result of the refinancing of debt secured by the 250 Livingston Street property in December 2018 and the refinancing of debt secured by the Flatbush Gardens and Tribeca House properties in February 2018. In December, the Company refinanced the 250 Livingston Street loan with a two-year $75.0 million secured first mortgage loan with Citibank, N.A., which matures December 2020 (subject to three one-year extension options), bears interest at one-month LIBOR plus 2.15% and requires interest-only payments; the Company used a portion of the proceeds to defease the existing $33.6 million mortgage loan due May 2023, which bore interest at a fixed 4.0% annual rate, with remaining proceeds increasing the Company’s cash position.

Capital Expenditures

The Company continues to strategically develop its properties, selectively repositioning assets and driving ongoing rent growth. For full-year 2018, the Company incurred $45.6 million of capital expenditures, compared to $22.7 million for full-year 2017. These capital expenditures were largely related to renovation projects at the 107 Columbia Heights property; since acquisition, the Company has funded $5.7 million of these expenditures under a $14.7 million construction loan. Other capital expenditures occurred at the Tribeca House and Flatbush Gardens properties, principally to upgrade units and complete projects previously undertaken; such projects included the lobbies at Tribeca House and, at Flatbush Gardens, the terrace, security cameras, lighting, mailbox and laundry room installations, and basement area refurbishment.

Dividend

The Company today declared its fourth quarter dividend of $0.095 per share to shareholders of record on March 18, 2019, payable March 26, 2019.

Conference Call and Supplemental Material

The Company will host a conference call on March 7, 2019, at 5:00 PM Eastern Time to discuss the fourth quarter results. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 231756. A replay of the call will be available from March 7, 2019, following the call, through March 21, 2019, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 231756. Supplemental data to this release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) will be filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning the timing of certain acquisitions, the amount of capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed from time to time with the SEC.

Contact:

Michael Frenz, Head of Capital Markets

(718) 438-2804 x2274

M: (917) 576-7750

Email: mfrenz@clipperrealty.com

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	December 31, 2018	December 31, 2017
ASSETS
Investment in real estate
Land and improvements	$497,343	$497,343
Building and improvements	479,360	463,727
Tenant improvements	3,051	3,023
Furniture, fixtures and equipment	10,978	10,245
Real estate under development	125,467	96,268
Total investment in real estate	1,116,199	1,070,606
Accumulated depreciation	(90,462)	(73,714)
Investment in real estate, net	1,025,737	996,892

Cash and cash equivalents	37,028	7,940
Restricted cash	8,836	13,730
Tenant and other receivables, net of allowance for doubtful accounts of $2,624 and $2,524, respectively	3,580	6,569
Deferred rent	2,485	3,514
Deferred costs and intangible assets, net	9,964	11,894
Prepaid expenses and other assets	13,378	11,546
TOTAL ASSETS	$1,101,008	$1,052,085

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $12,049 and $11,170, respectively	$913,564	$843,946
Accounts payable and accrued liabilities	12,550	8,595
Security deposits	6,637	6,048
Below-market leases, net	2,923	5,075
Other liabilities	3,849	2,830
TOTAL LIABILITIES	939,523	866,494

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,812,755 shares issued and outstanding	178	178
Additional paid-in-capital	92,945	92,273
Accumulated deficit	(27,941)	(17,539)
Total stockholders' equity	65,182	74,912
Non-controlling interests	96,303	110,679
TOTAL EQUITY	161,485	185,591

TOTAL LIABILITIES AND EQUITY	$1,101,008	$1,052,085

Clipper Realty Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
REVENUES
Residential rental income	$20,217	$18,993	$79,365	$73,667
Commercial income	5,379	5,496	21,508	21,914
Tenant recoveries	1,216	1,879	4,884	5,102
Garage and other income	1,069	955	4,240	3,269
TOTAL REVENUES	27,881	27,323	109,997	103,952

OPERATING EXPENSES
Property operating expenses	6,624	6,841	27,267	27,029
Real estate taxes and insurance	5,759	5,680	22,293	20,685
General and administrative	2,271	2,659	9,873	9,944
Acquisition and other	101	32	101	69
Depreciation and amortization	4,623	4,637	18,005	16,721
TOTAL OPERATING EXPENSES	19,378	19,849	77,539	74,448

INCOME FROM OPERATIONS	8,503	7,474	32,458	29,504

Interest expense, net	(8,178)	(8,997)	(32,781)	(35,505)
Loss on extinguishment of debt	(1,891)	-	(8,872)	-
Gain on involuntary conversion	-	-	194	-

Net loss	(1,566)	(1,523)	(9,001)	(6,001)

Net loss attributable to non-controlling interests	934	908	5,368	3,644
Dividends attributable to preferred shares	-	-	-	(8)
Net loss attributable to common stockholders	$(632)	$(615)	$(3,633)	$(2,365)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.22)	$(0.15)

Weighted average common shares / OP units
Common shares outstanding	17,813	17,813	17,813	17,021
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	44,130	44,130	44,130	43,338

Clipper Realty Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,001)	$(6,001)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	16,765	15,540
Amortization of deferred financing costs	1,289	2,899
Amortization of deferred costs and intangible assets	1,715	2,750
Amortization of above- and below-market leases	(1,917)	(1,729)
Loss on extinguishment of debt	8,872	-
Gain on involuntary conversion	(194)	-
Deferred rent	1,029	311
Stock-based compensation	1,940	3,110
Change in fair value of interest rate caps	(208)	261
Changes in operating assets and liabilities:
Restricted cash	4,894	(2,625)
Tenant and other receivables	2,989	(2,084)
Prepaid expenses, other assets and deferred costs	(2,010)	(1,620)
Accounts payable and accrued liabilities	(515)	(561)
Security deposits	589	(200)
Other liabilities	1,019	389
Net cash provided by operating activities	27,256	10,440

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(39,877)	(20,276)
Insurance proceeds from involuntary conversion	226	-
Sale and purchase of interest rate caps	356	-
Cash paid in connection with acquisition of real estate	-	(167,380)
Net cash used in investing activities	(39,295)	(187,656)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	(7)	78,685
Redemption of preferred stock	-	(145)
Payments of mortgage notes	(615,167)	(3,895)
Proceeds from mortgage notes	685,664	94,417
Dividends and distributions	(17,038)	(16,565)
Loan issuance and extinguishment costs	(12,325)	(4,888)
Net cash provided by financing activities	41,127	147,609

Net increase (decrease) in cash and cash equivalents	29,088	(29,607)
Cash and cash equivalents - beginning of period	7,940	37,547
Cash and cash equivalents - end of period	$37,028	$7,940

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $5,531 and $2,852 in 2018 and 2017, respectively	$31,055	$33,614
Non-cash interest capitalized to real estate under development	1,295	920
Additions to investment in real estate included in accounts payable and accrued liabilities	5,998	1,528

Clipper Realty Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market, amortization of non-cash equity compensation, acquisition and other costs, loss on extinguishment of debt and gain on involuntary conversion, less recurring capital expenditures.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net income (loss) before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
FFO
Net loss	$(1,566)	$(1,523)	$(9,001)	$(6,001)
Real estate depreciation and amortization	4,623	4,637	18,005	16,721
FFO	$3,057	$3,114	$9,004	$10,720

AFFO
FFO	$3,057	$3,114	$9,004	$10,720
Amortization of real estate tax intangible	120	392	475	1,568
Amortization of above- and below-market leases	(479)	(432)	(1,917)	(1,729)
Straight-line rent adjustments	258	74	1,029	311
Amortization of debt origination costs	305	736	1,289	2,899
Interest rate cap mark-to-market	29	(98)	(208)	261
Amortization of LTIP awards	270	841	1,940	3,110
Acquisition and other	101	32	101	69
Loss on extinguishment of debt	1,891	-	8,872	-
Gain on involuntary conversion	-	-	(194)	-
Recurring capital spending	(147)	(116)	(573)	(527)
AFFO	$5,405	$4,543	$19,818	$16,682
AFFO Per Share/Unit	$0.12	$0.10	$0.45	$0.38

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net), acquisition and other costs and loss on extinguishment of debt, less gain on involuntary conversion.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income. We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net income (loss) before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA
Net loss	$(1,566)	$(1,523)	$(9,001)	$(6,001)
Real estate depreciation and amortization	4,623	4,637	18,005	16,721
Amortization of real estate tax intangible	120	392	475	1,568
Amortization of above- and below-market leases	(479)	(432)	(1,917)	(1,729)
Straight-line rent adjustments	258	74	1,029	311
Amortization of LTIP awards	270	841	1,940	3,110
Interest expense, net	8,178	8,997	32,781	35,505
Acquisition and other	101	32	101	69
Loss on extinguishment of debt	1,891	-	8,872	-
Gain on involuntary conversion	-	-	(194)	-
Adjusted EBITDA	$13,396	$13,018	$52,091	$49,554

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition and other costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
NOI
Income from operations	$8,503	$7,474	$32,458	$29,504
Real estate depreciation and amortization	4,623	4,637	18,005	16,721
General and administrative	2,271	2,659	9,873	9,944
Acquisition and other	101	32	101	69
Amortization of real estate tax intangible	120	392	475	1,568
Amortization of above- and below-market leases	(479)	(432)	(1,917)	(1,729)
Straight-line rent adjustments	258	74	1,029	311
NOI	$15,397	$14,836	$60,024	$56,388